As filed with the Securities and Exchange Commission on November 2, 2023
Registration No. 333-

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Evolent Health, Inc.
(Exact name of registrant as specified in its charter)
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800 N. Glebe Road, Suite 500 Arlington, VA 22203
Delaware		32-0454912
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)
EVOLENT HEALTH, INC. AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)
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Jonathan Weinberg, Esq.
General Counsel
Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, Virginia 22203
(571) 389-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copy to:

Elizabeth A. Morgan, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036 (212) 556-2100
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
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EXPLANATORY STATEMENT

This Registration Statement is filed by Evolent Health, Inc. (the “Company”) pursuant to General Instruction E to Form S-8. The contents of the Registration Statements on Form S-8 previously filed on June 8, 2015 (File No. 333-204785), June 18, 2018 (File No. 333-225714) and June 15, 2021 (File No. 333-257118) are incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below. This Registration Statement on Form S-8 is filed by Evolent Health, Inc. to register an additional 4,000,000 shares of Class A common stock that may become issuable under the Evolent Health, Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan, as amended (the “Amended 2015 Plan”). The Amended 2015 Plan has been amended to (i) authorize an additional 4,000,000 shares of Class A common stock for issuance under the Amended 2015 Plan and (ii) authorize an additional 4,000,000 shares of Class A common stock that may be delivered pursuant to incentive stock options granted under the Amended 2015 Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our second amended and restated certificate of incorporation, as amended, provides for indemnification by Evolent Health, Inc. of its directors, and our second amended and restated bylaws provide for the indemnification by Evolent Health, Inc. of its directors and officers, in each case to the fullest extent permitted by the DGCL, subject to certain limitations.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our second amended and restated certificate of incorporation, as amended, provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to Evolent Health, Inc. with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. The indemnification agreements also require Evolent Health, Inc. to advance expenses to its directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

Item 8. Exhibits.

Exhibit Number	Document Description

4.1
Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Evolent Health, Inc., dated June 10, 2021, filed as Exhibit 3.1 to the Company’s report on Form 8-K filed with the SEC on June 10, 2021 and incorporated herein by reference.

4.2
Certificate of Designation of Series A Convertible Preferred Stock of the Company, dated as of January 19, 2023, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2023, and incorporated herein by reference.

5.1	Opinion of King & Spalding LLP with respect to the shares being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Marcum, LLP.
24.1	Power of Attorney (included on the signature page hereto).
99.1
Amendment to the Evolent Health Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan, filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023, and incorporated herein by reference.

107	Calculation of Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on November 2, 2023.

EVOLENT HEALTH, INC.

By	/s/ Seth Blackley
Name	Seth Blackley
Title	Chief Executive Officer
POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John Johnson and Jonathan Weinberg and each of them singly, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the 2nd day of November 2023.

Signature	Title	Date	Date

/s/ Seth Blackley	Chief Executive Officer and Director (Principal Executive Officer)		November 2, 2023
Seth Blackley

/s/ John Johnson	Chief Financial Officer (Principal Financial Officer)		November 2, 2023
John Johnson

/s/ Aammaad Shams	Chief Accounting Officer and Controller (Principal Accounting Officer)		November 2, 2023
Aammaad Shams

/s/ Toyin Ajayi, MD	Director		November 2, 2023
Toyin Ajayi, MD

/s/ Craig Barbarosh	Director		November 2, 2023
Craig Barbarosh

/s/ M. Bridget Duffy	Director		November 2, 2023
M. Bridget Duffy, MD

/s/ Peter Grua	Director		November 2, 2023
Peter Grua

Signature	Title	Date	Date

/s/ Diane Holder	Director		November 2, 2023
Diane Holder

/s/ Richard jelinek	Director		November 2, 2023
Richard Jelinek

/s/ Kim Keck	Director		November 2, 2023
Kim Keck

/s/ Cheryl Scott	Director		November 2, 2023
Cheryl Scott

/s/ Tunde Sotunde, MD	Director		November 2, 2023
Tunde Sotunde, MD